/Letterhead/




March 28, 2005

Securities and Exchange Commission
Washington, DC 20549

Re: O'Hara Resources, Ltd.

Gentlemen:

We have read Item 4 "Changes in Registrant's Certifying Accountants" contained in O'Hara Resources, Ltd's 8-K and are in agreement with the statements contained therein, as they relate to our firm.



Very truly yours,


/S/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, Utah